AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement (the “Amended Employment Agreement”) is made and entered into this 26th day of June, 1997, by and between MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation (the “Company”) and EUGENE W. LANDY, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company upon the terms and subject to the conditions set forth in this Amended Employment Agreement; and

WHEREAS, in accordance with the recommendations of the Compensation Committee of the Company and the approval of the Board of Directors of the Company at its meeting on March 9, 1997, it was determined to amend the current Employment Agreement dated December 9, 1994 between the Employee and the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.

Employment.

The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Amended Employment Agreement.

Section 2.

Description of Employment.

The Employee is employed as President, Chief Executive Officer and Chairman of the Board of the Company.  The Company shall have the right to appoint a Chief Operating Officer of the Company whose title may be President.  It is agreed that the Employee may also serve as Chairman of the Board of United Mobile Homes, Inc. and as President of Monmouth Capital Corporation.  It is further agreed that Employee may serve as counsel with the law firm of Landy & Landy and as President of Burtenn, Inc.  It is recognized that employment of an individual with the experience and ability of the Employee would require substantially greater compensation than is set forth in this Amended Employment Agreement and, therefore, the only means of acquiring the Employee’s services is that he be permitted to receive compensation by three corporations so that, in effect, three companies are assuming part of the total cost.

Section 3.

Term of Employment.

Unless sooner terminated in accordance with the provisions hereof, the term of this Amended Employment Agreement shall be for a five-year period commencing January 1, 1995 and terminating December 31, 1999.  At each December 31, an additional one year will be added to the term of employment.  Thus, at all times, the Employee will be working on a contract which will provide for three years’ employment.

Section 4.

Place of Employment.

The Employee’s principal place of work shall be located at such offices of the Company as the Board of Directors may, from time to time, determine.

Section 5.

Compensation.

As compensation for all services to be rendered by the Employee under this Amended Employment Agreement, the Company shall pay to the Employee effective January 1, 1997 a base salary of $110,000.00 annually, in such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company.  In addition to the base salary, the Company shall pay to the Employee for services based on performance in 1996 a bonus of $50,000.00.  The bonus will be payable April 15, 1997.  In future years, the Employee will receive a bonus in accordance with the suggested 1997 bonus schedule attached hereto.

The Company shall grant to the Employee stock options for 150,000 shares in 1997, none in the next two years, and 65,000 shares per year thereafter.

As compensation on severance of employment for any reason, the Employee shall be entitled to the payment of $300,000.00, payable $100,000.00 on severance and $100,000.00 on the first and second anniversary of severance,  In addition, an additional transactional severance/bonus will be provided:

In the event of a transaction which exchanges shares of the Company for significant property holdings, or a merger which leads to a significant increase in the market cap of the Company, but results in termination, the following special bonus will be awarded:

Transaction increasing market cap by 100%--grant (not option) of 35,000 shares

Transaction increasing market cap by 200%--grant (not option) of 50,000 shares

Transaction increasing market cap by 300%--grant (not option) of 65,000 shares

Immediate vesting of options.

Benefit continuation for one year.

In the event of the death of the Employee, the Employee’s designated beneficiary shall be entitled to $500,000.00, $250,000.00 to be paid within thirty (30) days of death, and the balance one (1) year later.

In the event of disability of the Employee, his salary shall continue for a period of three (3) years, payable monthly.

References to salary shall be the current salary or the 1998 salary, whichever is greater.

Section 6.

Benefits.

The Employee shall participate in all health, dental, insurance and similar plans of the Company.  The Employee shall be entitled to five (5) weeks vacation and the same holidays as provided for the other members of the staff.

Section 7.

Pension.

The Employee may elect retirement on reaching the age of sixty-six (66) or after twenty-five (25) years of service (whichever comes first).  Since the Employee has already served twenty-five (25) years, he is eligible for retirement.  The Employee shall be entitled to a pension of $40,000.00 a year for ten (10) years, payable in monthly installments.  In the event of a transaction which results in an increase in the market cap of the Company by 100% and shall also result in the Employee’s retirement, the pension for ten years will be $55,000.00 a year. On the death of the Employee, the pension funds shall be paid to the Employee’s designated beneficiary.

It is the intent of the parties to phase in the retirement benefits over a five-year period since the Employee currently does not intend to retire during that period.  This provision shall vest as follows:

First Year

 20% vested 1995

Second Year

 40% vested 1996

Third Year

 60% vested 1997

Fourth Year

 80% vested 1998

Fifth Year

           100% vested 1999

The pension benefits are in addition to all other benefits as provided in Paragraph 5 of this Amended Employment Agreement.

Section 8.

Review of Performance.

The Board of Directors of the Company shall annually review and evaluate the performance of the Employee under this Amended Employment Agreement.

Section 9.

Termination.

This Amended Employment Agreement may be terminated by the Board of Directors of the Company at any time by reason of the death or disability of the Employee or for cause.  A termination with “cause” shall mean a termination of this Amended Employment Agreement by reason of a good faith determination by the Board of Directors of the Company that the Employee (i) failed to substantially perform his duties with the Company (if not due to death or disability), or (ii) has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise.  “Disability” shall mean a physical or mental illness which, in the judgment of the Board of Directors of the Company after consultation with the licensed physician attending the Employee, impairs the Employee’s ability to substantially perform his duties under this Amended Employment Agreement as an employee, and as a result of which he shall have been absent from his duties with the Company on a full time basis for six (6) consecutive months.

The termination provisions shall not, in any way, affect the disability, severance, death, or pension benefits or salary continuation as provided for in this Amended Employment Agreement.

Section 10.

Notices.

For the purpose of this Amended Employment Agreement, notices and all other communications provided for in this Amended Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with an established national reputation, shipping prepaid or billed to sender, in either case addressed to the address last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board of Directors of the Company with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith.

Section 11.

Life Insurance.

The Company may, at any time after the execution of this Amended Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on the Employee, in such amounts and in such form or forms as the Company may determine.  The Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  The Employee hereby represents to the Company that, to his knowledge, he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

Section 12.

Successors.

This Amended Employment Agreement shall be binding on the Company and any successor to any of its businesses or assets.

Section 13.

Binding Effect.

This Amended Employment Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 14.

Modification and Waiver.

No provision of this Amended Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amended Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 15.

Headings.

Headings used in this Amended Employment Agreement are for convenience only and shall not be used to interpret its provisions.

Section 16.

Waiver of Breach.

The waiver of either the Company or the Employee of a breach of any provision of this Amended Employment Agreement shall not operate or be construed as a waiver of any subsequent beach by either the Company or the Employee.

Section 17.

Amendments.

No amendments or variations of the terms and conditions of this Amended Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

Section 18.

Severability.

The invalidity or unenforceability of any provision of this Amended Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that, while the Company and the Employee consider the restrictions contained in this Amended Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Amended Employment Agreement is an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 19.

Governing Law.

This Amended Employment Agreement shall be construed and enforced pursuant to the laws of the State of New Jersey.

IN WITNESS WHEREOF, this Amended Employment Agreement has been duly executed by the Company and the Employee as of the date first above written.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ATTEST:

By /s/Ernest V. Bencivenga

     Ernest V. Bencivenga

/s/Louise Green

     Treasurer

Louise Green

Secretary

WITNESS:

             /s/Eugene W. Landy

Eugene W. Landy

/s/Elizabeth Chiarella

            Employee

Elizabeth Chiarella